CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NEOSTEM, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

NeoStem, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE ELEVENTH thereof and inserting the following in lieu thereof:

“ELEVENTH:  For the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its Directors and stockholders:

“A.           The number of Directors constituting the Corporation’s Board of Directors shall be determined by the Board of Directors, from time to time.  The term of office of all Directors shall expire at the 2011 annual meeting of stockholders of the Corporation.  Commencing with the 2011 annual meeting of stockholders, the Directors constituting the Corporation’s Board of Directors shall not be classified and, other than those who may be elected by the holders of any classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected annually at each annual meeting of stockholders of the Corporation, to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.  Any Director, other than those who may be elected by the holders of any classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation, may be removed from office at any time, with or without cause by the affirmative vote of at least a majority of the voting power of then outstanding capital stock entitled to vote on the matter, voting together as a single class.

“B.           Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director appointed by the Board of Directors in accordance with the preceding sentence shall hold office and shall be elected for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified.”

2.           The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, we have set our hands on this 14th day of October, 2011.

NEOSTEM, INC.

By:	/s/ Robin L. Smith, M.D.
Name: Robin L. Smith, M.D.
Title: Chief Executive Officer